EXHIBIT 3.49

CERTIFICATE OF FORMATION

OF

MATTRESS HOLDINGS INTERNATIONAL, LLC

This Certificate of Formation of Mattress Holdings International, LLC (the “LLC”) has been duly executed and is being filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. § 18-101, et. seq.).

FIRST.  The name of the limited liability company formed hereby is Mattress Holdings International, LLC.

SECOND.  The address of the registered office of the LLC in the State of Delaware is c/o Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

THIRD.  The name and address of the registered agent for service of process on the LLC in the State of Delaware is Corporation Service Company, 1013 Centre Road, Wilmington, New Castle County, Delaware 19805.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the 21st day of June, 1999.

By:	/s/ Cindy Rashed
Cindy Rashed
Authorized Person